Exhibit 99.1

Applied Digital Reports Second Quarter 2006 Financial Results

DELRAY BEACH, Fla.--(BUSINESS WIRE)--Aug. 3, 2006--Applied Digital (Nasdaq: ADSX), a leading provider of identification and security technology, today reported financial results for its second quarter ended June 30, 2006. The highlight of the second quarter was record revenue from VeriChip Corporation of approximately $7.0 million. Overall, the Company's revenue was $29.9 million for the second quarter of 2006 and its revenue increased 21.33% to $62.3 million for the six-months ended June 30, 2006. The Company's consolidated financial results include the financial position, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC) and InfoTech USA, Inc. (OTC: IFTH).

Revenue for the second quarter of 2006 was $29.9 million compared to $29.4 million in the second quarter of 2005. The Company's wholly-owned subsidiary, VeriChip Corporation, generated revenue of approximately $7.0 million compared to approximately $3.0 million in the second quarter of 2005. VeriChip acquired two radio frequency identification (RFID) businesses during the first half of 2005, which accounted for much of the increase. In addition, sales of the Company's proprietary service automation software from its wholly-owned subsidiary, Pacific Decision Sciences Corporation (PDSC), and sales of its voice, data and video telecommunications networks from its wholly-owned subsidiary, Government Telecommunications Inc. (GTI), increased approximately $1.8 million in the second quarter of 2006 compared to the second quarter of 2005. Digital Angel reported revenue of approximately $13.0 million for the second quarter of 2006, compared to approximately $14.9 million for the second quarter of 2005. Digital Angel experienced a decrease in sales of its Sarbe beacon products of approximately $2.1 million in the second quarter of 2006. The decrease in Sarbe product sales is attributable to the completion of a contract with the Indian government in May 2005 and a decrease in Sarbe product sales to other Sarbe product customers, including the UK Ministry of Defense.

Revenue for the six months ended June 30, 2006 was $62.3 million, compared to approximately $51.3 million in the first half of 2005. VeriChip generated revenue in the first half of 2006 of approximately $13.5 million, compared to approximately $3.0 million in the first half of 2005, resulting primarily from two acquisitions during the first half of 2005. In addition, sales of PDSC's service automation software increased approximately $1.8 million in the first half of 2006 compared to the first half of 2005, and sales at GTI increased approximately $1.1 million in the same respective periods. Digital Angel reported revenue of approximately $28.8 million in the first half of 2006, compared to approximately $28.3 million in the first half of 2005.

Gross profit increased slightly to approximately $12.0 million in the second quarter of 2006 compared to approximately $11.8 million in the second quarter of 2005. Gross profit margin remained constant at approximately 40.1% for each respective quarter. The Company experienced significant increases in gross profit at VeriChip and PDSC.

Gross profit increased to approximately $26.0 million in the first half of 2006 compared to approximately $20.0 million in the first half of 2005, and gross profit margins increased to 41.7% in the first half of 2006 compared to gross profit margins of 39.0% in the first half of 2005. The improvement in both gross profit and margins was primarily as a result of a more favorable mix of business, due primarily to sales of higher margin products and services from VeriChip Corporation and PDSC.

The loss from continuing operations attributable to common stockholders for the second quarter of 2006 was approximately $3.3 million, or $(0.05) per share - basic and diluted, compared to a loss from continuing operations attributable to common stockholders of approximately $3.4 million, or $(0.06) per share -basic and diluted for the second quarter of 2005. The loss from continuing operations attributable to common stockholders for the second quarter of 2005 includes the impact of approximately $2.0 million in dividends and accretion of beneficial conversion feature associated with the Company's preferred stock, which was fully converted during 2005. The loss from continuing operations attributable to common stockholders for the second quarter of 2006 included a gain of approximately $0.4 million attributable primarily to capital transactions of Digital Angel. In addition, to the dividends and accretion of the beneficial conversion feature, the loss from continuing operations attributable to common stockholders for the second quarter of 2005 included a loss of $0.4 million attributable to capital transactions of Digital Angel, a recovery of approximately $0.8 million of interest expense as a result of the revaluation of certain common stock warrants, which are settleable in shares of Digital Angel's common stock owned by Applied Digital, and legal settlement income of approximately $0.5 million. Excluding these items, the Company incurred a loss from continuing operations attributable to common stockholders for the second quarter of 2006 and 2005 of approximately $3.7 and $2.4 million, respectively. The increase in the loss was primarily due to reduced gross profit as a result of the decrease in sales of Digital Angel's Sarbe beacons and higher sales and marketing costs related to the Company's investment in VeriChip's implantable microchip business.

The loss from continuing operations attributable to common stockholders for the first half of 2006 was approximately $6.2 million, or $(0.09) per share - basic and diluted, compared to a loss from continuing operations attributable to common stockholders of approximately $1.8 million, or $(0.03) per share -basic ($0.04 per share -diluted), for the first half of 2005. The loss from continuing operations attributable to common stockholders for the first half of 2005 includes the impact of approximately $2.0 million in dividends and accretion of the beneficial conversion feature associated with the Company's preferred stock, which was fully converted during 2005. The loss from continuing operations attributable to common stockholders for the first half of 2006 included approximately $0.4 million in professional fees incurred in connection with VeriChip's contemplated initial public offering and a gain of approximately $0.1 million attributable primarily to capital transactions of Digital Angel. In addition to the dividends and accretion of beneficial conversion feature, the loss from continuing operations attributable to common stockholders for the first half of 2005 included a gain of $0.9 million attributable to capital transactions of Digital Angel, a recovery of approximately $3.2 million of interest expense as a result of the revaluation of certain common stock warrants, which are settleable in shares of Digital Angel's common stock owned by Applied Digital, the recovery of approximately $0.5 million on a note receivable that the Company had previously reserved and approximately $0.5 million of legal settlement income. Excluding these items, the Company incurred a loss from continuing operations for the first half of 2006 and 2005 of approximately $5.9 and $5.0 million, respectively. The increase in the loss was primarily due to reduced gross profit as a result of the decrease in sales of Digital Angel's Sarbe beacons, increased sales and marketing costs related to the Company's investment in VeriChip's implantable microchip business, increased compensation expense and acquisition expenses at Digital Angel, partially offset by increases in gross profit from Digital Angel's Animal Applications business and from PDSC.

The Company ended the second quarter of 2006 with cash and cash equivalents totaling approximately $18.0 million.

Some of the highlights of the second quarter and year-to-date 2006 include:

•
Initiation of VeriChip two-year pilot program. Horizon Blue Cross Blue Shield of New Jersey, the largest health insurer in the state, agreed to a two-year pilot program of VeriChip's VeriMed Patient Identification System in conjunction with Hackensack University Medical Center and its physicians. In this new test program, participating patients suffering from chronic diseases would be provided with the VeriChip implantable microchip, to provide emergency room staff easy access to those patients' medical information, as well as to help avoid costly or serious medical errors.

•
Continuing adoption of the VeriMed System. In 2006, 17 additional healthcare facilities have agreed to implement the VeriMed Patient Identification System. The new hospitals bring the total healthcare facilities that have agreed to implement the System to 114. Many of the new hospitals signed up after attending the Emergency Medicine Spring Conference in Las Vegas, sponsored by the American College of Emergency Physicians' (ACEP) Scientific Assembly, held from April 19 to April 21st. Substantially all of these facilities are in the implementation stage.

•
Expanded market opportunity for Digital Angel's animal RFID tags. The market opportunity for Digital Angel's RFID tags (e.Tags(TM)) and scanning systems has expanded significantly due to its livestock tagging system being approved by the U.S. Department of Agriculture (USDA) for use in the National Animal Identification System (NAIS). Digital Angel is the first animal tag manufacturer to be designated as an Animal Identification (AIN) tag manufacturer by the USDA, which signifies that its tagging system is capable of identifying livestock with the unique, lifetime animal identification number that is being established as a national standard through the NAIS. In addition, the Canadian government's recently decided to extend a national program through December 2007 for the funding of livestock RFID readers and scanning systems. Digital Angel experienced strong sales in Canada last fall thanks in large part to this government and industry backed program.

•
Formation of Digital Angel Corporation special committee. In July 2006, Digital Angel formed of a special committee of its board of directors to consider strategic alternatives to improve its capital structure and maximize shareholder value through growth and other strategic opportunities.

•
$3.2 million contract award with the South Carolina Army National Guard. Digital Angel's OuterLink subsidiary won a $3.2 million, twelve-month contract from the South Carolina Army National Guard. The pilot project will demonstrate the capability of OuterLink's satellite-based Automatic Flight Following System to communicate with helicopter and ground vehicle fleets at the McEntire National Guard Base at Eastover, SC.

The Company's executives will host a conference call today to discuss these results. The conference call will take place at 4:30 PM Eastern Time today. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. Please use passcode 8761657.

There will be a playback available as well. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use passcode 8761657. The call will also be webcast and will be available on the Company's web site at www.adsx.com on the Home Page of the site.

About Applied Digital -- "The Power of Identification Technology"

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company's unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX:DOC).

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

           APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED BALANCE SHEETS DATA
                   (In thousands, except par value)

                                Assets

                                               June 30,  December 31,
                                                 2006        2005
                                              ----------- ------------
Current Assets                                (unaudited)
 Cash and cash equivalents                   $    17,963 $     22,417
 Restricted cash                                     128          310
 Accounts receivable                              21,691       26,236
 Inventories                                      14,126       12,317
 Deferred taxes                                      412          422
 Other current assets                              3,688        3,232
--------------------------------------------- ----------- ------------
Total Current Assets                              58,008       64,934

Property And Equipment, net                       10,336       11,120

Goodwill, net                                     89,497       86,231

Intangibles, net                                  21,214       21,568

Deferred offering costs                            2,596        1,140

Other Assets, net                                    672          995
--------------------------------------------- ----------- ------------

                                             $   182,323 $    185,988
============================================= =========== ============

                 Liabilities and Stockholders' Equity

Current Liabilities
 Notes payable and current maturities of
  long- term debt                            $    17,357 $      3,645
 Accounts payable                                 14,563       12,465
 Accrued expenses                                 17,126       22,311
 Deferred revenue                                  4,047        2,765
 Net liabilities of Discontinued Operations        5,481        5,499
--------------------------------------------- ----------- ------------
Total Current Liabilities                         58,574       46,685

Long-Term Debt and Notes Payable                   3,604       15,692

Deferred Taxes                                     5,578        5,644

Other Long-Term Liabilities                        2,668        1,659
--------------------------------------------- ----------- ------------

Total Liabilities                                 70,424       69,680

Commitments And Contingencies

Minority Interest                                 49,074       49,762

Stockholders' Equity                              62,825       66,546
--------------------------------------------- ----------- ------------

                                             $   182,323 $    185,988
============================================= =========== ============
           APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                 (In thousands, except per share data)
                              (Unaudited)

                               For The Three-Months For The Six-Months
                                  Ended June 30,      Ended June 30,
                                -------------------- -----------------
                                   2006      2005      2006     2005
                                ---------- --------- -------- --------

Product revenue                $   25,149 $  25,562 $ 52,782 $ 43,695
Service revenue                     4,787     3,833    9,496    7,638
------------------------------- ---------- --------- -------- --------
Total revenue                      29,936    29,395   62,278   51,333

Cost of products sold              15,257    15,640   31,588   27,824
Cost of services sold               2,672     1,956    4,740    3,511
------------------------------- ---------- --------- -------- --------
Total cost of products and
 services sold                     17,929    17,596   36,328   31,335
------------------------------- ---------- --------- -------- --------
 Gross profit                      12,007    11,799   25,950   19,998

Selling, general and
 administrative expense            14,043    12,798   28,465   22,130
Research and development            2,181     1,684    4,352    2,984
------------------------------- ---------- --------- -------- --------
 Total operating costs and
  expenses                         16,224    14,482   32,817   25,114

Operating loss before other
 items                             (4,217)   (2,683)  (6,867)  (5,116)

Interest and other income            (180)     (904)    (471)  (1,215)
Interest expense (recovery)           704      (563)   1,375   (2,723)
------------------------------- ---------- --------- -------- --------
 Total other expense
  (income)                            524    (1,467)     904   (3,938)

Loss from continuing operations

 before taxes, minority
 interest and gain (loss)
 attributable to capital
 transactions of subsidiaries      (4,741)   (1,216)  (7,771)  (1,178)

Benefit (provision) for
 income taxes                          16       (55)      (5)     (42)
------------------------------- ---------- --------- -------- --------

Loss from continuing
 operations before minority
 interest and gain (loss)
 attributable to capital
 transactions of subsidiaries      (4,725)   (1,271)  (7,776)  (1,220)

Minority interest                   1,055       186    1,504      465

Net gain on capital
 transactions of subsidiaries          41        32      327      411

Gain (loss) attributable to
 changes in minority interest
 as a result of capital
 transactions of subsidiaries         376      (422)    (263)     482
------------------------------- ---------- --------- -------- --------

(Loss) income from
 continuing operations             (3,253)   (1,475)  (6,208)     138

Change in estimate on loss on
 disposal of discontinued
 operations and operating
 losses during the phase out
 period                                 -         -        -       (4)
------------------------------- ---------- --------- -------- --------

Net (loss) income                  (3,253)   (1,475)  (6,208)     134
Preferred stock dividends               -    (1,500)       -   (1,500)
Accretion of beneficial
 conversion feature of
 Redeemable Preferred Stock -
 Series D                               -      (474)       -     (474)
------------------------------- ---------- --------- -------- --------

Net loss attributable to
 common stockholders           $   (3,253)$  (3,449)$ (6,208)$ (1,840)
=============================== ========== ========= ======== ========

Loss per common share - basic
 Loss from continuing
  operations                   $    (0.05)$   (0.06)$  (0.09)$  (0.03)
 (Loss) income from
  discontinued operations               -         -        -        -
------------------------------- ---------- --------- -------- --------

Net loss per common share -
 basic                         $    (0.05)$   (0.06)$  (0.09)$  (0.03)
=============================== ========== ========= ======== ========

Loss per common share - diluted
 Loss from continuing
  operations                   $    (0.05)$   (0.06)$  (0.09)$  (0.04)
 (Loss) income from
  discontinued operations               -         -        -        -
------------------------------- ---------- --------- -------- --------

Net loss per common share -
 diluted                       $    (0.05)$   (0.06)$  (0.09)$  (0.04)
=============================== ========== ========= ======== ========

Weighted average number of
 common shares outstanding -
 basic                             67,395    62,435   67,197   59,668

Weighted average number of
 common shares outstanding -
 diluted                           67,395    62,736   67,197   59,819
=============================== ========== ========= ======== ========

Contact:
Investors:
CEOcast, Inc.
Daniel Schustack, 212-732-4300
dschustack@ceocast.com
or
Media:
Direct Communications Group
John O. Procter, 202-772-2179